Exhibit 10.4
FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This First Amendment (the “Amendment”) is entered into as of                     , 2006 (the “Effective Date”) as an amendment to the Amended and Restated Employment Agreement entered into by and between Tesoro Corporation (the “Company”) and Bruce A. Smith (the “Executive”) as of December 3, 2003 (the “Employment Agreement”),
WITNESSETH:
     WHEREAS, the Company and Executive have previously entered into the Employment Agreement; and
     WHEREAS, the Company and Executive wish to amend the Employment Agreement by entering into this Amendment so as to (i) allow for extended exercise rights for stock options granted to the Executive in certain circumstances; (ii) effectuate certain changes to conform the Employment Agreement to Section 409A of the Internal Revenue Code (the “Code”); (iii) modify the provision of certain post-termination benefits; and (iv) provide certain payments in lieu of vesting under the Company’s qualified retirement plans;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, including but not limited to Executive’s employment and the payments and benefits described herein, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
     1. Section 4 of the Agreement is hereby amended by deleting the first paragraph of subsection (f) thereof and substituting the following in its stead to read as follows:
      (f) SUPPLEMENTAL ANNUAL RETIREMENT BENEFIT. Executive (or his current spouse, Gail H. Smith, that survives Executive) shall be entitled to the Supplemental Annual Retirement Benefit payable by the Company set forth below (the

“Supplemental Annual Retirement Benefit”). The first applicable Supplemental Annual Retirement Benefit shall become payable upon the termination of Executive’s employment with the Company, and such Supplemental Annual Retirement Benefit shall be payable each year to Executive through the remainder of his life in quarterly calendar installments (with a prorated initial installment if necessary), with a 50% right of survivorship. The initial Supplemental Annual Retirement Benefit shall not be paid until six (6) months have elapsed from Executive’s termination of employment.
     2. Section 6 of the Agreement is hereby amended by deleting subparagraph (b) thereof and substituting the following in its stead to read as follows:
      (b) TERMINATION IN THE EVENT OF TOTAL DISABILITY. In the event that Executive’s employment is terminated by reason of Executive’s Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Executive:
          (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination and any earned but unpaid bonuses for any prior period. Executive shall also be eligible for a pro-rata bonus of incentive compensation payment to the extent such awards are made to senior executives for the year in which Executive is terminated; provided that such bonuses shall not be paid until six (6) months have elapsed from Executive’s termination of employment;
          (ii) Any benefits to which Executive my be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, policies and arrangements;
          (iii) An amount equal to the Base Salary (at the rate in effect as of the date of Executive’s Total Disability) which would have been payable to Executive if Executive had continued in active employment for two (2) years following termination of employment, less any payments under any long-term disability plan or arrangement paid for by the Company. Payment shall be made at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment until the end of such period, but shall not commence until six (6) months have elapsed from Executive’s termination of employment;
          (iv) As of the date of termination by reason of Executive’s Total Disability, Executive shall be fully vested in all stock option awards and the Restricted Stock Grant and Executive shall have up to one (1) year from the date of termination by reason of total disability to exercise all such options; and

          (v) As otherwise specifically provided herein.
     3. Section 6 of the Agreement is hereby further amended by deleting clause (i) of subparagraph (c) and substituting the following in its stead to read as follows:
          (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination and any earned but unpaid bonuses for any prior period; provided that such bonuses shall not be paid until six (6) months have elapsed from Executive’s termination of employment;
     4. Section 6 of the Agreement is hereby further amended by deleting clause (i) of subparagraph (d) thereof and substituting the following in its stead to read as follows:
          (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination and any earned but unpaid bonuses for any prior period; provided that such bonuses shall not be paid until six (6) months have elapsed from Executive’s termination of employment;
     5. Section 6 of the Agreement is hereby further amended by deleting subsection (e) thereof in its entirety and substituting the following in its stead to read as follows:
     (e) TERMINATION BY THE COMPANY WITHOUT CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event that Executive’s employment is terminated by the Company for reasons other than death, Total Disability or Cause, or Executive terminates his employment for Good Reason, the Company shall pay the following amounts to Executive:
          (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, and any earned but unpaid bonuses for any prior period; provided however, that such earned but unpaid bonuses shall not be paid until six (6) months have elapsed from Executive’s termination of employment;
          (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(f) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements;

          (iii) An amount equal to two times’ the sum of Executive’s Base Salary plus his Target Annual Bonus (in each case as then in effect), of which one-half shall be paid in a lump sum as soon as administratively practicable following six (6) months after such termination and one-half shall be paid during the two (2) year period beginning as soon as administratively practicable following six (6) months after the date of Executive’s termination and shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained in active employment until the end of such period;
          (iv) The Company at its expense will continue for Executive and Executive’s spouse and dependent, all health benefit plans, programs or arrangements, whether group or individual, in which Executive was entitled to participate at any time during the twelve-month period prior to the date of termination; but only to the extent such arrangements are available to the Company’s retirees; and for these purposes, Executive will for purposes of this paragraph 6(e)(iv) be considered a retiree regardless of whether he would otherwise qualify as one; and only until the earliest to occur of (A) two and one-half years after the date of termination; (B) Executive’s death (provided that benefits payable to Executive’s beneficiaries shall not terminate upon Executive’s death); or (C) with respect to any particular plan, program or arrangement, the date Executive becomes covered by a comparable benefit by a subsequent employer;
          (v) Except to the extent prohibited by law, and except as otherwise provided herein, Executive will be 100% vested in all benefits, awards, and grants accrued but unpaid as of the date of termination under any supplemental and/or incentive compensation plans in which Executive was a participant as of the date of termination. Executive shall also be eligible for a bonus or incentive compensation payment, at the same time, on the same basis, and to the same extent payments are made to senior executive, pro-rated for the fiscal year in which the Executive is terminated; provided, however, that such payment of bonus or incentive compensation will be made as soon as administratively practicable following six (6) months from the Executive’s termination from employment with the Company;
          (vi) Executive shall continue to vest in all stock option awards or restricted stock awards over the two (2) year period commencing on the date of such termination of employment. Executive shall have two (2) years and six (6) months after the date of termination of employment to exercise all options, unless by virtue of the particular stock option award, the option grant expires on an earlier date; and
          (vii) As otherwise specifically provided herein.

     6. Section 7 of the Agreement is hereby amended by deleting subparagraph (a) in its entirety and substituting the following in its stead to read as follows:
     (a) PAYMENTS FOLLOWING A CHANGE IN CONTROL. In the event a “Change in Control” occurs and before the end of the second year after such Change in Control, Executive’s employment is terminated within two (2) years following such Change in Control by the Company for any reason other than for Cause, or by Executive for Good Reason, the Company shall pay the following amounts to Executive:
          (i) An amount equal to three times the sum of Executive’s Base Salary plus his Target Annual Bonus (in each case as then in effect) payable in a lump sum six (6) months following termination of employment. if the Executive’s employment with the company is terminated for any reason other than Cause on or after the date of the Change in Control, then (A) the amount provided in this Section 7(a)(i) shall be in lieu of any amounts otherwise due to the Executive under Section 6(e)(iii), and (B) benefits shall be continued for the period provided in Section 6(e)(iv), or for three years following the Change in Control, whichever provides the longer continuation period.
          (ii) Executive will be 100% vested in all benefits, awards, and grants (including stock option grants and stock awards, all of such stock options remaining exercisable for a period of at least three (3) years following the Change in Control) accrued but unpaid as of the Change in Control under any non-qualified pension plan, supplemental and/or incentive compensation or bonus plans, in which Executive was a participant as of the date of the Change in Control and will be fully vested in the $700,000 retirement benefit provided under Section 4(f) hereof. Executive shall also receive a bonus or incentive compensation payment (the “Bonus payment”) equal to 250% of his then Base Salary, pro-rated as of the effective date of the termination. The bonus payment shall be payable six (6) months following termination of employment.
          Subject to Executive’s right to terminate for Good Reason, which Executive shall fully retain, Executive agrees to continue to serve as Chief Executive Officer of the Company for at least a one-year period following a Change in Control before exercising Executive’s right to receive compensation payable following a Change in Control pursuant to this Section 7(a)
     For purposes of this Agreement, following a Change in Control, the term “Company” shall include the entity surviving such Change in Control.
     7. Section 7 of the Agreement is hereby further amended by deleting subparagraph (c) thereof and substituting the following in its stead to read as follows:

     (c) CHANGE IN CONTROL means (i) there shall be consummated (A) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which shares of Company’s Common Stock would be converted into cash, securities or other property, other than a merger of Company where a majority of the Board of Directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of Company immediately prior to the merger or were elected as directors, or nominate for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company, or (ii) the shareholders of Company shall approve any plan or proposal for the liquidation or dissolution of Company, or (iii) (A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Act), other than Company or a subsidiary thereof or any employee benefit plan sponsored by Company or a subsidiary thereof, shall become the beneficiary owner (within the meaning of Rule 13c-3 under the Securities Act) of securities of Company representing 35 percent or more of the combined voting power of Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one-year thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of Company shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board of Directors for election by Company’s shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
     8. Section 19 of the Agreement is hereby amended by inserting the following subsection (f) to read as follows:
     (f) Deferred Compensation. This Agreement is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Committee otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described in Sections 4 and 6 of the Agreement, then the provisions of such Sections shall be amended to permit such payments to be made at the earliest time permitted under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TESORO CORPORATION

By: Charles S. Parrish
Date: , 2006	Title: Vice President, General Council and Secretary

Date: , 2006
Address: 400 Elizabeth San Antonio, Texas 78209	Bruce A. Smith, Executive